Filed Pursuant to Rule 424(b)(3)

Registration No. 333-127167

1,828,843 Shares

of

IMPLANT SCIENCES CORPORATION

Common Stock

This prospectus relates to the offering for resale of Implant Sciences Corporation common stock.  In this prospectus, the terms “Implant,” “we,” or “us” will each refer to Implant Sciences Corporation. We are a Massachusetts corporation.  Our principal offices are located at 107 Audubon Road, Wakefield, MA 01880, and our telephone number is (781) 246-0700.

This prospectus will be used by the selling stockholders to sell up to 1,828,843 shares of our common stock consisting of: (1) 472,808 shares of our common stock issued or to be issued to the former shareholders of Core Systems, (2) 922,338 shares of our common stock issued or to be issued to the former shareholders of Accurel Systems, (3) 43,197 shares of our common stock issued in conjunction with a technology purchase, (4) 388,000 shares of our common stock issuable upon exercise of warrants issued to certain stockholders at various exercise prices, and (5) 2,500 shares of our common stock issued to an employee in August 2003.

The selling stockholders may sell these shares from time to time on the American Stock Exchange, or otherwise.  The selling stockholders may sell the shares of common stock that are part of this offering at: (i) the prevailing market price for the shares at the time the shares are sold; (ii) a price related to the prevailing market price; (iii) a negotiated price; or (iv) prices determined from time to time by the selling stockholders.  See “Plan of Distribution.”  We will not receive any funds from sales of our common stock by the selling stockholders.  If the selling stockholders exercise their warrants in their entirety for cash, we will receive proceeds of approximately $4,445,000 from such exercise.  Our common stock is currently traded on the American Stock Exchange under the symbol “IMX” and our publicly traded common stock purchase warrants are traded under the symbol “IMX.WS.”  On June 27, 2005, the last reported sale price of our common stock was $7.34 per share.  On July 29, 2005, the last reported sale price of our publicly traded redeemable common stock purchase warrants was $2.90 per warrant.

The mailing address and the telephone and facsimile numbers of our executive offices are:

107 Audubon Road, #5

Wakefield, MA 01880

Telephone No: 781-246-0700

Fax: 781-246-3561

Investing in the common stock involves risks.  See “Risk Factors” beginning on Page 1.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this registration statement is truthful or complete.  Any representation to the contrary is a criminal offense.

August 12, 2005

i

Table of Contents

RISK FACTORS
FORWARD-LOOKING INFORMATION
THE OFFERING
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF SECURITIES
WHERE YOU CAN FIND MORE INFORMATION
DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
LEGAL MATTERS
EXPERTS

You should rely only on the information contained in this Prospectus or incorporated by reference herein.  Information on our website or the websites of any of our subsidiaries or affiliates, if any, is not incorporated into this Prospectus, and you should not rely on such information.  We have not authorized anyone to provide you with any other information.  This Prospectus may only be used where it is legal to sell these securities.  The information in this Prospectus is accurate only as of the date noted above, regardless of the time of the delivery of this prospectus or of any sale of our common stock.

RISK FACTORS

An investment in us involves a high degree of risk and common stock should not be purchased by anyone who cannot afford the loss of their entire investment.  You should carefully consider all of the following risk factors discussed below as well as other information in the prospectus before purchasing the common stock.  The risks described below are not all of the risks facing us.  Additional risks, including those that are currently not known to us or that we currently deem immaterial, may also impair our business operations.

We do not operate at a profit and do not expect to be profitable for some time.

During the twelve months ended June 30, 2004 and the nine months ended March 31, 2005, we had a net loss of approximately $4,012,000 and $5,486,000, respectively, and a net loss applicable to common shareholders of approximately $6,539,000 and $6,668,000 respectively. We plan to further increase our expenditures to complete the development and commercialization of our new products, to increase our manufacturing capacity and equipment, to ensure compliance with the Food and Drug Administration’s Quality System Regulations and to broaden our sales and marketing capabilities.  As a result, we believe that we will likely incur losses over the next several quarters.  Our accumulated deficit as of March 31, 2005 approximated $26,196,000.

During fiscal 2003 and 2004 and the nine months ended March 31, 2005, we incurred significant operating losses and utilized significant amounts of cash to fund operations.  We have reached a critical stage in our growth where we have transitioned from a research and development company to a manufacturing company with complete sales, marketing and production capabilities.  We received Food and Drug Administration 510(k) clearance to market our I-PlantTM Iodine-125 radioactive seed for the treatment of prostate cancer.  We are now expanding our radiation therapy products to include a radiation delivery system to provide breast cancer treatment and developing a new device for the treatment of ocular melanoma using brachytherapy.  We have developed two explosives detection products and are now beginning to manufacture these products for commercial sale.  During this time, we increased our overall operating expenses and overhead to be positioned to further increase our sales and production capabilities.

As a result of implementing the above actions, management believes that our existing cash resources, cash from operations and existing third party credit will meet working capital requirements over the next twelve months subject to our ability to refinance our short term debt discussed below.  However, unanticipated decreases in operating revenues, delays in government funding of grants, increases in expenses or further delays in product development may adversely impact our cash position and require further cost reductions.  No assurance can be given that we will be able to operate profitably on a consistent basis.

We must repay our short term debt.

We recently completed a short term financing with a private investor for $3,000,000 at prime plus 1%.This financing has a 4 month maturity date.  We currently intend to meet this repayment obligation by entering into a convertible term loan where repayment will be made in cash, shares of our common stock or a combination of both.  While we have signed a non-binding term sheet with this investor, should we fail to negotiate favorable terms to convert this instrument, we will be required to repay the $3,000,000 note in cash within 30 days of the maturity date.  If we do not have sufficient funds available from the cash generated from operations and our available third party credit, we would need to seek alternative financing options, which would include equity financing and/or additional third party financing which may or may not be available and may or may not be available at terms favorable to the company.  Refinancing this transaction may result in dilution to our shareholders and increase our indebtedness.

We are experiencing rapid growth that could strain our managerial and other resources.

Part of our growth has come through the acquisition of two separate businesses. In June 2004, we acquired Core Systems, Inc, and in March 2005, we acquired Accurel Systems International Corporation.  There can be no assurances that either of these acquisitions will be accretive and profitable to us as a whole.

We may make additional acquisitions of complementary medical and homeland security manufacturing services providers that bring desired capabilities, customers or geographic coverage and either strengthen our position in our target markets or provide us with a presence in a new market. Although we are not currently negotiating with any additional acquisition targets, it is possible that we will consider additional potential acquisitions in the future. The risks we may encounter in pursuing these acquisitions, if any, include expenses associated with, and difficulties in identifying, potential targets, costs associated with acquisitions we ultimately are unable to complete and higher prices for acquired companies due to competition for attractive targets. Completing acquisitions also may result in dilution to our existing stockholders and may require us to seek additional capital, if available, including increasing our indebtedness.

Once acquired, the successful integration and operation of a business requires communication and cooperation among key managers, the transition of customer relationships, the management of ongoing projects of acquired companies and the management of new projects across previously independent facilities.

Customer satisfaction or performance problems with an acquired company could also harm our reputation as a whole, and any acquired business could significantly underperform relative to our expectations. For all these reasons, our pursuit of an overall acquisition strategy or any individual completed, pending or future acquisition may adversely affect the realization of our strategic goals.

In addition, while we anticipate cost savings, operating efficiencies and other synergies as a result of our acquisitions, the consolidation of functions and the integration of departments, systems and procedures present significant management challenges.

The acquisition of new operations can also introduce new types of risks to our business. For example, new acquisitions may require greater effort to address United States Food and Drug Administration regulations, United States Department of Homeland Security regulations, United States Department of Defense regulations or similar foreign regulations.

Potential undisclosed liabilities associated with acquisitions.

We conducted due diligence in connection with each of our acquisitions.  In connection with any of our acquisitions, there may be liabilities that we fail to discover or that we inadequately assess in our due diligence efforts.  In particular, to the extent that prior owners of any acquired businesses or properties failed to comply with or otherwise violated applicable laws or regulations, or failed to fulfill their contractual obligations to their customers or suppliers, we, as the successor owner, may be financially responsible for these violations and failures and may suffer reputational harm or otherwise be adversely affected.  The discovery of any material liabilities associated with our acquisitions could harm our business and results of operations.

We are currently evaluating a claim against the former owners of Accurel Systems International relating to what we believe to be certain undisclosed liabilities and misleading statements.  This claim would be to reduce the purchase price of this acquisition.  Should we proceed with this claim, we cannot assure you that we will prevail.  This could harm our business and results of operations.

Intense competition and rapid technological change could harm our financial performance.

The medical device industry is characterized by rapidly evolving technology and intense competition.  In our radioactive products, such as prostate seed implants and radioactive brachytherapy devices, we compete with many other companies selling similar products with certain of such companies serving substantially the entire radioactive prostate seed market.  In our semiconductor market we compete with many companies, including companies that have in-house capabilities to implant, diagnose and repair their own wafers.  Many of our competitors have substantially greater capital resources, greater research and development, manufacturing and marketing resources and experience and greater name recognition than we do. In addition, we expect new entrants into our markets.  There can be no assurance that our competitors will not succeed in developing or marketing technologies and products that are more effective than our products or that would render our products obsolete or noncompetitive. Moreover, there can be no assurance that we will be able to price our products and services at or below the prices of competing products and technologies in order to facilitate market acceptance. In addition, new procedures and medications could be developed that replace or reduce the importance of procedures that use our products. Accordingly, our success will depend, in part, on our ability to respond quickly to medical and technological changes through the development and introduction of new products and enhancements. Product development involves a high degree of risk, and there can be no assurance that our new product development efforts will result in any commercially successful products. Our failure to compete or respond to technological change in an effective manner would have a material adverse effect on our business and results of operations.

Our medical products and technologies may not be accepted by the medical community which could harm our financial performance.

There can be no assurance that our radioactive prostate seeds, brachytherapy sources, orthopedic implant coatings, or radiopaque coatings will achieve acceptance, or continue to receive acceptance, by the medical community and market acceptance generally. The degree of market acceptance for our products and services will also depend upon a number of factors, including the receipt and timing of regulatory approvals and the establishment and demonstration in the medical community and among health care payers of the clinical safety, efficacy and cost effectiveness of our products. Certain of the medical indications that can be treated by our devices or devices treated using our coatings can also be treated by other medical procedures. Decisions to purchase our products will primarily be influenced by members of the medical community, who will have the choice of recommending medical treatments, such as radiotherapeutic seeds, or the more traditional alternatives, such as surgery and external beam radiation therapy. Many alternative treatments currently are widely accepted in the medical community and have a long history of use. There can be no assurance that our devices or technologies will be able to replace such established treatments or that physicians, health care payers, patients or the medical community in general will accept and utilize our devices or any other medical products that may be developed or treated by us even if regulatory and reimbursement approvals are obtained. Long-term market acceptance of our products and services will depend, in part, on the capabilities, operating features and price of our products and technologies as compared to those of other available products and services. Failure of our products and technologies to gain market acceptance would have a material adverse effect on our business and results of operations.

Our explosives detection products and technologies may not be accepted by the government agencies, airports or airlines which could harm our future financial performance.

There can be no assurance that our explosives detection systems will achieve acceptance by the domestic and international airports, government agencies and airlines, and market acceptance generally. The degree of market acceptance for our explosives detection products and services will also depend upon a number of factors, including the receipt and timing of regulatory approvals and the establishment and demonstration of the ability of our proposed device to detect trace explosives residues on personnel, baggage and other cargo prior to embarking on aircraft. Our failure to commercially develop our product to compete successfully with respect to throughput, the ability to scan personnel, baggage and other cargo carried onto airlines, and portability could delay, limit or prevent market acceptance. Moreover, the market for explosives detection systems technology, especially trace detection technology, is largely undeveloped, and we believe that the overall demand for explosives detection systems technology will depend significantly upon public perception of the risk of terrorist attacks. There can be no assurance that the public will perceive the threat of terrorist bombings to be substantial or that the airline industry and governmental agencies will actively pursue explosives detection systems technology. Long-term market acceptance of our products and services will depend, in part, on the capabilities, operating features and price of our products and technologies as compared to those of other available products and services. As a result, there can be no assurance, if the currently developed prototype product is brought to a commercial product, that we will be able to achieve market penetration, revenue growth or profitability.

Our future profitability depends on whether our products can successfully compete in the commercial marketplace.

We currently market radioactive prostate seeds.  We also provide ion implantation services for ion implantation of semiconductors and medical devices.  We also provide diagnostic services on semiconductor wafers.  We plan to market radiopaque coatings, and explosive detection systems that may require substantial further investment in research, product development, preclinical and clinical testing and governmental regulatory approvals prior to being marketed and sold. Our ability to increase revenues and achieve profitability and positive cash flow will depend, in part, on our ability to complete such product development efforts, obtain such regulatory approvals, and establish manufacturing and marketing programs and gain market acceptance for such proposed products.

The market for explosive detection systems is intensely competitive and is characterized by continuously developing technology and frequent introductions of new products and features. We expect competition to increase as other companies introduce additional and more competitive products in the explosive detection systems market as we develop the capabilities and enhancements of our trace detection systems. Each of our competitors may have substantially greater financial resources than us.

We believe that our ability to compete in the explosive detection systems market is based upon such factors as: product performance, functionality, quality and features; quality of customer support services, documentation and training; and the capability of the technology to appeal to broader applications beyond the inspection of passengers, baggage, and cargo carried on airlines. Although we believe that our currently developed product has all of the capabilities to meet the United States Government’s decree that all passengers, baggage, and cargo carried on airlines must be screened thoroughly, certain of our competitors may have an advantage over our existing technology with respect to these factors. There can be no assurance that we will be successful in convincing potential customers that our products will be superior to other systems given all of the necessary performance criteria, that new systems with comparable or greater performance, lower price and faster or equivalent throughput will not be introduced, or that, if such products are introduced, customers will not delay or cancel potential orders for us yet to be commercialized system. Further, there can be no assurance that we will be able to bring to commercialization and further enhance our product to better compete on the basis of cost, throughput, accommodation of detection of passengers, baggage or other cargo carried onto airlines, or that we will otherwise be able to compete successfully with existing or new competitors.

Our product development efforts are subject to the risks inherent in the development of such products. These risks include the possibility that development costs will be much greater than currently anticipated, that our products will be found to be ineffective or unsafe, or will otherwise fail to receive necessary regulatory approvals; that the products will be difficult to manufacture on a large scale or be uneconomical to market; that the proprietary rights of third parties will interfere with our product development; or that third parties will market superior or equivalent products which achieve greater market acceptance. Furthermore, there can be no assurance that we will be able to conduct our product development efforts within the time frames currently anticipated or that such efforts will be completed successfully.

There are risks relating to our Development, Distribution and Manufacturing Agreement with Rapiscan Systems, Inc.

In March of 2005, we entered into a Development, Distribution and Manufacturing Agreement with Rapiscan Systems, Inc.  Under the terms of this agreement, we gave Rapiscan the exclusive worldwide rights to market our Quantum SnifferTM portable and benchtop trace detection devices under their private label.  We also agreed to give Rapiscan the exclusive worldwide rights to distribute certain other new security products which we may develop in the future with their funding, as well as rights, in some circumstances, to manufacture certain components of the Quantum SnifferTM portable and benchtop trace detection devices.  By agreeing to exclusively market certain of our new products through Rapiscan, we have foreclosed potentially more lucrative opportunities to do so through other channels.  Should Rapiscan be unsuccessful in its efforts under this agreement, it could have a material adverse effect on our business and results of operations.  Further, we cannot assure that Rapiscan will actually provide any additional funding in the future; a failure to provide such funding, in whole or in part, could have a material adverse effect on our business and results of operations.

We own patents, trade secrets and other intellectual property and know-how that we believe allows us to compete effectively. Limitations on our ability to protect our intellectual property or continue to use our intellectual property could harm our financial performance.

Our ability to compete effectively will depend, to a significant extent, on our ability to operate without infringing the intellectual property rights of others. Many participants in the medical device area aggressively seek patent protection and have increasing numbers of patents, and have frequently demonstrated a readiness to commence litigation based on patent infringement. Third parties may assert exclusive patent rights to technologies that are important to us.

Our success will depend on our ability to obtain new patents and operate without infringing on the proprietary rights of others.

Although we have twenty-seven (27) United States patents issued and twelve (12) United States patent applications pending for our technology and processes, our success will depend, in part, on our ability to obtain the patents applied for and maintain trade secret protection for our technology and operate without infringing on the proprietary rights of third parties. The validity and breadth of claims in medical technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. No assurance can be given that any pending patent applications or any future patent application will issue as patents, that the scope of any patent protection obtained will be sufficient to exclude competitors or provide competitive advantages to us, that any of our patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by us.

Furthermore, there can be no assurance that others have not or will not develop similar products, duplicate any of our products or design around any patents issued or that may be issued in the future to us. In addition, whether or not patents are issued to us, others may hold or receive patents which contain claims having a scope that covers products or processes developed by us.

Moreover, there can be no assurances that patents issued to us will not be challenged, invalidated or circumvented or that the rights thereunder will provide any competitive advantage. We could incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those granted to third parties. Patents and patent applications in the United States may be subject to interference proceedings brought by the United States Patent & Trademark Office, or to opposition proceedings initiated in a foreign patent office by third parties. We may incur significant costs defending such proceedings. In addition, we may be required to obtain licenses to patents or proprietary rights from third parties. There can be no assurance that such licenses will be available on acceptable terms if at all. If we do not obtain required licenses, we could encounter delays in product development or find that the development, manufacture or sale of products requiring such licenses could be foreclosed.

We also rely on unpatented proprietary technology, trade secrets and know-how and no assurance can be given that others will not independently develop substantially equivalent proprietary information, techniques or processes, that such technology or know-how will not be disclosed or that we can meaningfully protect our rights to such unpatented proprietary technology, trade secrets, or know-how. Although we have entered into non-disclosure agreements with our employees and consultants, there can be no assurance that such non-disclosure agreements will provide adequate protection for our trade secrets or other proprietary know-how.

If we are not successful in managing our future growth, our business will suffer.

We have limited experience in the commercial production of explosives detection systems. Our future success will depend upon, among other factors, our ability to recruit, hire, train and retain highly educated, skilled and experienced management and technical personnel, to generate capital from operations, to scale-up our manufacturing process and expand our facilities and to manage the effects of growth on all aspects of our business, including research, development, manufacturing, distribution, sales and marketing, administration and finance. Our failure to identify and exploit new product and service opportunities, attract or retain necessary personnel, generate adequate revenues or conduct our expansion or manage growth effectively could have a material adverse effect on our business and results of operations.

Our medical device products and services are subject to extensive government regulation. If we fail to obtain or are delayed in obtaining the approval of the necessary federal and state government agencies, our business could be materially affected.

The manufacture and sale of our medical device products and services are subject to extensive regulation principally by the Food and Drug Administration in the United States and corresponding foreign regulatory agencies in each country in which we sell our products. These regulations affect product approvals, product standards, packaging requirements, design requirements, manufacturing and quality assurance, labeling, import restrictions, tariffs and other tax requirements. Securing Food and Drug Administration authorizations and approvals requires submission of extensive clinical data and supporting information. In most instances, the manufacturers or licensees of medical devices that are treated by us will be responsible for securing regulatory approval for medical devices incorporating our technology. However, we plan on preparing and maintaining Device Master Files which may be accessed by the Food and Drug Administration. There can be no assurance that our medical device manufacturers or licensees will be able to obtain regulatory clearance or approval for devices incorporating our technology on a timely basis, or at all. Regulatory clearance or approvals, if granted, may include significant limitations of the indicated uses for which the product may be marketed. In addition, product clearance or approval could be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. Changes in existing regulations or adoption of new governmental regulations or policies could prevent or delay regulatory approval of products incorporating our technology or subject us to additional regulation.

In addition to Food and Drug Administration regulation, certain of our activities are regulated by, and require approvals from, other federal and state agencies. The use, management, transportation, and disposal of certain materials and wastes are subject to regulation by several federal and state agencies depending on the nature of the materials or waste material. Certain toxic chemicals and products containing toxic chemicals may require special reporting to the United States Environmental Protection Agency and/or its state counterparts. Our future operations may require additional approvals from federal and/or state environmental agencies. There can be no assurance that we will be able to obtain necessary government approvals, or that we will be able to operate with the conditions that may be attached to future regulatory approvals. Moreover, there can be no assurance that we will be able to maintain previously-obtained approvals. While it is our policy to comply with applicable regulations, failure to comply with existing or future regulatory requirements and failure to obtain or maintain necessary approvals could have a material adverse effect on our business, financial condition, and results of operations.

Failure or delay of our medical device manufacturers in obtaining Food and Drug Administration and other necessary regulatory clearance or approval, the loss of previously obtained clearance or approvals, as well as failure to comply with other existing or future regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

Because certain of our products utilize radiation sources, their manufacture, distribution, transportation, import/export, use and disposal will also be subject to federal, state and/or local laws and regulations relating to the use, handling, procurement and storage of radioactive materials. We must also comply with United States Department of Transportation regulations on the labeling and packaging requirements for shipment of radiation sources to hospitals or other users of our products. We expect that there will be comparable regulatory requirements and/or approvals in markets outside the United States. If any of the foregoing approvals are significantly delayed or not obtained, our business could be materially adversely affected.

Our research and manufacturing activities involve the use of hazardous materials. Any liability resulting from the misuse of such hazardous materials could adversely affect our business.

Our research and manufacturing activities sometimes involve the use of various hazardous materials. Although we believe that our safety procedures for handling, manufacturing, distributing, transporting and disposing of such materials comply with the standards for protection of human health, safety, and the environment, prescribed by local, state, federal and international regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. Nor can we eliminate the risk that one or more of our hazardous material or hazardous waste handlers may cause contamination for which, under laws imposing strict liability, we could be held liable. While we currently maintain insurance in amounts which we believe are appropriate in light of the risk of accident, we could be held liable for any damages that might result from any such event. Any such liability could exceed our insurance and available resources and could have a material adverse effect on our business and results of operations.

We depend on third party reimbursement to our customers for market acceptance of our medical products. If third party payors fail to provide appropriate levels of reimbursement for our products, our profitability would be adversely affected.

Medicare, Medicaid and other government insurance programs, as well as private insurance reimbursement programs greatly affect suppliers of health care products. Several of the products being developed, produced or processed by us, including our orthopedic implants, prostate seeds, and interventional cardiology instruments and devices, are currently being reimbursed by third party payers. Our customers rely on third-party reimbursements to cover all or part of the costs of most of the procedures in which our products are used. Third party payers (including health maintenance organizations) may affect the pricing or relative attractiveness of our products by regulating the maximum amount of reimbursement provided by such payers to the physicians, hospitals and clinics using our devices, or by taking the position that such reimbursement is not available at all. The amounts of reimbursement by third party payers in those states that do provide reimbursement vary considerably.

Alternatively, a diagnostic-related group may be assigned that does not reflect the costs associated with the use of our devices or devices treated using our services, resulting in limited reimbursement. If, for any reason, the cost of using our products or services was not to be reimbursed by third party payers, our ability to sell our products and services would be materially adversely affected. In the international market, reimbursement by private third party medical insurance providers and governmental insurers and providers varies from country to country. In certain countries, our ability to achieve significant market penetration may depend upon the availability of third party governmental reimbursement.

Product liability claims could damage our reputation and hurt our financial results.

To date no product liability claims have been asserted against us; however, the testing, marketing and sale of implantable devices and materials entail an inherent risk that product liability claims will be asserted against us, if the use of our devices is alleged to have adverse effects on a patient, including exacerbation of a patient’s condition, further injury, or death. A product liability claim or a product recall could have a material adverse effect on our business. Certain of our devices are designed to be used in treatments of diseases where there is a high risk of serious medical complications or death.

Although we have obtained product liability insurance coverage, there can be no assurance that in the future we will be able to obtain such coverage on acceptable terms or that insurance will provide adequate coverage against any or all potential claims. Furthermore there can be no assurance that we will avoid significant product liability claims and the attendant adverse publicity. Any product liability claim or other claim with respect to underinsured liabilities could have a material adverse effect on our business and results of operations.

If our suppliers cannot provide the components or services we require, our ability to manufacture our products could be harmed.

We rely on a limited number of suppliers to provide materials and services used to manufacture our products. If we cannot obtain adequate quantities of necessary materials and services from our suppliers, there can be no assurance that we would be able to access alternative sources of supply within a reasonable period of time or at commercially reasonable rates. Moreover, in order to maintain our relationship with major suppliers, we may be required to enter into preferred supplier agreements that will increase the cost of materials obtained from such suppliers, thereby also increasing the prices of our products. The limited sources, the unavailability of adequate quantities, the inability to develop alternative sources, a reduction or interruption in supply or a significant increase in the price of raw materials or services could have a material adverse effect on our business and results of operations.

If we were to lose the services of either our president or our chief scientist, our business would be adversely affected.

We are substantially dependent, for the foreseeable future, upon our Chairman of the Board, President and Chief Executive Officer, Dr. Anthony J. Armini and our Vice President and Chief Scientist, Dr. Stephen N. Bunker, both of whom currently devote their full time and efforts to management. We have entered into an employment agreement with each of these officers. If we were to lose the services of Dr. Armini or Dr. Bunker for any significant period of time, our business would be materially adversely affected. We maintain a key man life insurance policy of $1,000,000 and $500,000 insuring the lives of Dr. Armini and Dr. Bunker, respectively.

If we cannot attract and retain the management, sales and other personnel we need, we will not be successful.

There is intense competition for qualified personnel in the high technology field, and there can be no assurance that we will be able to continue to attract and retain qualified personnel necessary for the development of our business. The loss of the services of existing personnel as well as the failure to recruit additional qualified scientific, technical and managerial personnel in a timely manner would be detrimental to our anticipated growth and expansion into areas and activities requiring additional expertise such as marketing. The failure to attract and retain such personnel could adversely affect our business and results of operations.

If we are unable to complete our assessments as to the adequacy of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting in their annual reports on Form 10-KSB. This report is required to contain an assessment by management of the effectiveness of such company’s internal controls over financial reporting. In addition, the public accounting firm auditing a public company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. We expect we will need to report on our internal controls in June 2007.  While we will begin to develop the necessary documentation and testing procedures required by Section 404, there is a risk that we will not comply with all of the requirements imposed by Section 404. If we fail to implement required new or improved controls, we may be unable to comply with the requirements of Section 404 in a timely manner. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements, which could cause the market price of our common stock to decline and make it more difficult for us to finance our operations.

As disclosed in our 10-QSB/A for the period ended March 31, 2005, we restated our financial statements and determined that we had significant deficiencies in our internal controls.  We continue to make control improvements and enhancements; however, there can be no assurance that we will be successful in eliminating these deficiencies in the future.

Our quarterly results may fluctuate significantly, which could adversely affect our stock price.

We believe that our operating results may be subject to substantial quarterly fluctuations due to several factors, some of which are outside our control, including fluctuating market demand for, and declines in the average selling price of our products, the timing of significant orders from customers, delays in the introduction of new or improved products, delays in obtaining customer acceptance of new or changed products, the cost and availability of raw materials, and general economic conditions. We plan to further increase our expenditures to complete development and commercialization of our new products, to increase our manufacturing capacity, to ensure compliance with the Food and Drug Administration’s Quality Systems Regulations and to broaden our sales and marketing capabilities. A substantial portion of our revenue in any quarter historically has been derived from orders booked in that quarter, and historically, backlog has not been a meaningful indicator of revenues for a particular period. Accordingly, our sales expectations currently are based almost entirely on our internal estimates of future demand and not from firm customer orders.

If third party credit is unavailable, our working capital could be restricted; restrictions on our ability to raise additional capital under certain circumstances.

Currently, we rely on cash generated from our operations, private equity financing and third party credit for working capital purposes.  If such financing is no longer available at acceptable rates, we would be required to reduce or curtail our operations and research and development projects.  This would have a material adverse effect on our business and results of operations.

Further, from March 4, 2005 and for a period 24 months thereafter, we are prohibited from issuing or selling any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of our common stock either:

•                  at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of our common stock at any time after the initial issuance of such debt or equity securities, or

•                  with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to our business or the market for our common stock.

To the extent that these prohibitions affect our ability to raise additional capital from potential future investors, we would be required to reduce or curtail our operations and research and development projects.  This would have a material adverse effect on our business and results of operations.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one year holding period may, under certain circumstances, may sell within any three month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by our stockholders that are non-affiliates that have satisfied a two year holding period. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have material adverse effect on the market price of our securities.

Limitation on director/officer liability.

As permitted by Massachusetts law, our Restated Articles of Organization limit the liability of our directors for monetary damages for breach of a director’s fiduciary duty except for liability in certain instances. As a result of our charter provision and Massachusetts law, stockholders may have limited rights to recover against directors for breach of fiduciary duty. In addition, our bylaws provide that we shall indemnify our directors, officers, employees and agents if such persons acted in good faith and reasoned that their conduct was in our best interest.

We have no history of paying dividends on our common stock.

We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We plan to retain any future earnings to finance growth. If we decide to pay dividends to the holders of our common stock, such dividends may not be paid on a timely basis.

The anti-takeover provisions of our Restated Articles of Organization and of the Massachusetts corporation law may delay, defer or prevent a change of control.

Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges and restrictions, including voting rights, of those shares without any further vote or action by our stockholders. The rights of the holders of common stock will be subject to, and may be harmed by, the rights of the holders of any shares of preferred stock that may be issued in the future. The issuance of preferred stock may delay, defer or prevent a change in control because the terms of any issued preferred stock could potentially prohibit our consummation of any acquisition, reorganization, sale of substantially all of our assets, liquidation or other extraordinary corporate transaction, without the approval of the holders of the outstanding shares of preferred stock. In addition, the issuance of preferred stock could have a dilutive effect on our stockholders.

Our stockholders must give substantial advance notice prior to the relevant meeting to nominate a candidate for director or present a proposal to our stockholders at a meeting. These notice requirements could inhibit a takeover by delaying stockholder action.

FORWARD-LOOKING INFORMATION

Some of the information in this prospectus, or incorporated by reference into this prospectus, contains forward-looking statements that involve substantial risks and uncertainties.  Any statement in this prospectus that is not a statement of an historical fact constitutes a “forward-looking statement”.  Further, when we use the words “may”, “expect”, “anticipate”, “plan”, “believe”, “seek”, “estimate”, “internal”, and similar words, we intend to identify statements and expressions that may be forward-looking statements.  We believe it is important to communicate certain of our expectations to our investors.  Forward-looking statements are not guarantees of future performance.  They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements.  Many factors are beyond our ability to control or predict.  You are accordingly cautioned not to place undue reliance on such forward-looking statements.  We have no obligation or intent to update publicly any forward-looking statements whether in response to new information, future events or otherwise.

THE OFFERING

•                  This registration statement relates to the resale of shares of our common stock issued and issuable to certain selling stockholders, as well as the issuance of common stock purchase warrants that are exercisable into shares of our common stock.  Specifically, the shares of our common stock included in this offering consist of :

•                  472,808 shares of our common stock issued or to be issued to the former shareholders of Core Systems

•                  922,338 shares of our common stock issued or to be issued to the former shareholders of Accurel Systems

•                  43,197 shares of our common stock issued in conjunction with a technology purchase

•                  388,000 shares of our common stock issuable upon exercise of warrants issued to certain stockholders at various exercise prices.

•                  2,500 shares of our common stock issued to an employee in August 2003

USE OF PROCEEDS

All of the shares of common stock offered by this prospectus are being offered by the selling stockholders.  If all of the 388,000 warrants are exercised by the selling stockholders, we would receive proceeds of approximately $4,445,000.  We will not receive any additional proceeds from the sale of shares by the selling stockholders.  For information about the selling stockholders, see “Selling Stockholders.”

SELLING STOCKHOLDERS

On October 15, 2004, we acquired Core Systems, a privately held semiconductor wafer processing company.  The aggregate purchase price of Core Systems was $7,485,000, which consisted of $2,000,000 in cash; 311,437 shares of the Company’s common stock with an aggregate fair value of $3,250,000; direct acquisition costs of approximately $1,614,000 and the issuance of 48,875 shares of the Company’s common stock in payment of approximately $621,000 of debt and other obligations coincident with the closing. The number of shares issued was initially determined by the average price of the Company’s stock over a twenty-day period ending October 8, 2004.  The share price was subject to adjustment, limiting the gain or loss in the value of the Company’s stock to 25% from the initial value, over a twenty-day period at the end of a six month lock-up, ending April 15, 2005.  .  The twenty-day average price of the stock for the period ending April 14, 2005 was $5.75, which resulted in the issuance of an additional 112,496 shares.

On March 9, 2005, we acquired Accurel Systems International, a California S Corporation, from existing shareholders.  The aggregate purchase price of Accurel is estimated to be $12,270,000, which consists of the issuance of 418,194 shares of the Company’s common stock with a fair value of $ 3,246,000 based upon a value per share of $7.761, $6,000,000 in cash, $1,650,000 in notes payable to the former Accurel shareholders and estimated direct acquisition costs of $1,100,000.  The shares issued were determined based on the average market price of the securities over a twenty-day period ending March 8, 2005. The purchase is subject to a holdback of $500,000 to be released at a rate of 25% every 90 days subject to the settlement of any and all liabilities not reflected in the closing balance sheet.  The share price was subject to adjustment, limiting the gain or loss in the value of the Company’s stock to 25% from the initial value over a twenty-day period at the end of a three month lock-up, ending June 9, 2005.  The twenty-day average price of the stock for the period ending June 8, 2005 was $2.97, which resulted in the issuance of an additional 504,144 shares.

On May 3, 2005, we executed a purchase agreement with Rosses Medical Systems, to acquire certain assets, and issued 43,197 shares of common stock in payment.

We have agreed to file a registration statement, of which this prospectus is a part, to register the shares described above in order to permit these selling stockholders to sell these shares from time to time in the public market or in privately-negotiated transactions.

We are also registering 388,000 shares of our common stock issuable upon exercise of common stock purchase warrants at various exercise prices and 2,500 shares of common stock was issued to an employee in August 2003 in lieu of a raise.

We will not receive any portion of the proceeds from the sale of shares of common stock by the selling stockholders.  If the selling stockholders exercise their warrants, we will receive proceeds of approximately $4,445,000.

Based on the information supplied to us by each selling stockholder, the following table sets forth certain information regarding the approximate number of shares owned by each selling stockholder as of July 27, 2005 and as adjusted to reflect the sale by each selling stockholder of the shares of common stock offered by this prospectus.

Selling Security Holders

	Total Beneficial Ownership(1)		% Beneficial ownership prior to offering(2)	Total Offered for Sale	Beneficially owned after Offering	% of Ownership (9)

David Volpe	65,467	(3)(4)	1%	2,500	62,967	0.01
Aurelius Consulting Group	152,800		1%	150,000	2,800	*
Vladimir Krylov	3,000		*	3,000	—	*
Dr. James Gray	5,000		*	5,000	—	*
Dr. Kirk Kanaday	5,000		*	5,000	—	*
Dr. Thomas Shannahan	5,000		*	5,000	—	*
Dr. Dale McCord	5,000		*	5,000	—	*
U Group	200,000		2%	200,000	—	*
Scott Cubbler	10,000		*	10,000	—	*
Dr. Grado	5,000		*	5,000	—	*
Bert Allen	2,476		*	2,476	—	*
Shirley Dambrackus	1,981		*	1,981	—	*
Mary Diamond	587	(3)	*	330	257	*
Ronald Eddy	4,383	(3)	*	4,126	257	*
Douglas Gonelli	1,623	(3)	*	1,238	385	*
Clarence Fletcher	587	(3)	*	330	257	*
Arnold Frampton	3,136		*	3,136	—	*
Valarie Heckman	330	(3)	*	330	—	*
Charles Hudak	2,908	(3)	*	2,393	515	*
Raymond Kuzbyt	4,126		*	4,126	—	*
Daniel Lewis	330	(3)	*	330	—	*
Donald W and Leilani M. Lindsey Charitable Remainder Unitrust	94,542	(6)	1%	94,542	—	*
Stephen Lindsey	14,854		*	14,854	—	*
John Moran	1,155	(3)	*	1,155	—	*
Brett Ostrowski	330	(3)	*	330	—	*
John Quevedo	845	(3)	*	330	515	*
Daniel Reeves	2,146	(3)	*	2,146	—	*
Walter Wriggins	20,975	(5,7,8)	*	12,474	8,501	*
Kenneth Zink	1,650		*	1,650	—	*
IMX-Core Merger Trust	190,357		2%	190,357	—	*
Pauly Family Trust	20,019		*	20,019	—	*
Roland Lampert	30,491		*	30,491	—	*
Sunnyvale Industrials	34,789		*	34,789	—	*
Raymond Ruiz	1,151		*	1,151	—	*
Dick Lee Corp	1,150		*	1,150	—	*
Sunnyvale Industrials	27,892		*	27,892	—	*
Teknet Inc	2,322	(6)	*	2,322	—	*
Zephyr Technology Capital	925	(6)	*	925	—	*
Process Diagnostics Inc	11,984		*	11,984	—	*
Pauly Family Trust	3,451		*	3,451	—	*
Majid Ghafghaichi	448,534		4%	448,534	—	*
Vahe Sarkissian	448,534		4%	448,535	—	*
John P. Traub and Carolina Traub 1994 INTER VIVOS TRUST	40,269	(8)	*	25,269	15,000	*
Rosses Medical	43,197		*	43,197	—	*

* less than 1%
	1,920,296	1,828,843	91,454	0

*                             Less than one percent.

(1)                      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Except as indicated, each person possesses sole voting and investment power with respect to all of the shares of common stock owned by such person, subject to community property laws where applicable.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and convertible securities held by that person that are currently exercisable, or become exercisable within 60 days of the date of this prospectus are deemed outstanding.  Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  The information as to each person has been furnished by such person.

(2)                      Assumes that all shares of common stock offered in this prospectus and otherwise beneficially owned will be sold.

(3)                      Current employee.

(4)                      Includes 55,967 options exercisable within 60 days.

(5)                      Executive officer.

(6)                      Donald Lindsey, former primary shareholder of Core Systems.

(7)                      Includes 8,501 shares beneficially owned via trust.

(8)                      John Traub, current employee and executive officer.

(9)                      Based on approximately 11,330,264 shares of common stock issued and outstanding as of June 30, 2005, plus, for each investor, such numbers of shares of common stock subject to options and convertible securities held by each person that are currently exercisable, or become exercisable within 60 days of the date of this table.

The selling stockholders and we are not making any representation that any shares covered by the prospectus will or will not be offered for sale or resale.  The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares.  The shares offered by this prospectus may be offered from time to time by the selling stockholder named above.

Prior Relationships Between Selling Stockholders and Us

Other than as a result of the their ownership of shares of our common stock and/or warrants to purchase our common stock, and certain shareholders being current or former employees of the company, we are not aware of any material relationship between us and the selling stockholders.

PLAN OF DISTRIBUTION

The Selling Stockholders (the “Selling Stockholders”) of the common stock (“Common Stock”) of Implant Sciences Corporation (the “Company”) and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The Selling Stockholders may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  settlement of short sales entered into after the date of this prospectus;

•                  broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•                  any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  Each Selling Stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling

Stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  Each Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES

The authorized capital stock of the Company consists of 20,000,000 shares of common stock, $0.10 par value per share and 5,000,000 shares of preferred stock, $0.10 par value per share.

Common Stock

Holders of common stock are entitled to one vote per share in all matters to be voted on by the shareholders. Subject to the preferences that may be applicable to any preferred stock then outstanding, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of common stock are entitled to share ratably in all assets remaining after payment of our liabilities and the liquidation preference, if any, of any then outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no rights to convert their common stock into any other securities, and there are no redemption or sinking fund provisions with respect to such shares. The rights, preferences and privileges of holders of common stock are subject to, and may be materially adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our Articles of Organization authorizes our board of directors to issue preferred stock in one or more series and to determine the voting rights and dividend rights, dividend rates, liquidation preferences, conversion rights, redemption rights, including sinking fund provisions and redemption prices, and other terms and rights of each of these series.

Massachusetts Law

We have more than 200 stockholders, as a result of which we are subject to the provisions of Chapter 110F of the Massachusetts General Laws, an anti-takeover law.  In general, this statute prohibits a publicly held Massachusetts corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless either (i) prior to that date, the board of directors approved either the business combination or the transaction in which the person became an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested stockholder or (iii) the business combination is approved by the board of directors and by the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) voting at a meeting. In general, an "interested stockholder" is a person who owns 5% (15% in the case of a person eligible to file a Schedule 13G under the Securities Act of 1933, as amended, with respect to the common stock) or more of the outstanding voting stock of the corporation or who is an affiliate or associate of the corporation and was the owner of 5% (15% in the case of a person eligible to file a Schedule 13G under the Securities Act with respect to the common stock) or more of the outstanding voting stock within the prior three years. A "business combination" includes mergers, consolidations, stock and asset sales, and other transactions with the interested stockholder resulting in a financial benefit (except proportionately as a stockholder of the corporation) to the interested stockholder. We may at any time amend our articles or by-laws to elect not to be governed by Chapter 110F by a vote of the holders of a majority of its voting stock. Such an amendment would not be effective for twelve months and would not apply to a business combination with any person who became an interested stockholder prior to the date of the amendment.

Our by-laws provide that any holder of 10% or more of the outstanding shares of common stock may call a meeting of stockholders.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act of 1933.  This prospectus does not contain all of the information contained in the registration statement.  For further information about us and our common stock, you should read the registration statement and the exhibits filed with the registration statement.  You may read and copy the registration statement at the Securities and Exchange Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549.  You can request copies of these documents by writing to the Securities and Exchange Commission and paying a fee for the copying costs.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the operation of the public reference rooms.

We file certain documents with the Securities and Exchange Commission electronically and these documents may be inspected and copied at the Securities and Exchange Commission’s Web site at http://www.sec.gov.  We are a reporting company under the Securities Exchange Act of 1934, and consequently, file reports, proxy statements and other information with the Securities and Exchange Commission.  You may read and copy these reports, proxy statements and other information at the Securities and Exchange Commission’s public reference room at the address appearing above.

The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it.  Incorporation by reference means that we can disclose important information to you by referring you to the information we filed with the Securities and Exchange Commission.  The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Securities and Exchange Commission will update and supercede this information.

We incorporate by reference the documents listed below and any future information we file with the Securities and Exchange Commission pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934.

(a)                      Our annual report, filed with the Securities and Exchange Commission on Form 10-KSB, for the fiscal year ended June 30, 2004, as amended on our Form 10-KSB/A and the Form 10-QSB for the quarters  ended September 30, 2004, December 31, 2004 and March 31, 2005;

(b)                     The description of our common stock contained in the registration statement on Form 8-A filed with the Securities and Exchange Commission on April 21, 1999 under section 12 of the Exchange Act, including all amendments and reports subsequently filed for the purpose of updating such description.

(c)                      8-K’s filed September 1, 2004, October 4, 2004, October 19, 2004, December 29, 2004, March 9, 2005, March 11, 2005, March 29, 2005, June 13, 2005 and July 14, 2005.

(d)                     8-K/A’s filed September 1, 2004, March 9, 2005, April 7, 2005, and April 13, 2005.

(e)                      Definitive Proxy - 14A filed November 12, 2004.

You may request and receive, at no cost, copies of these filings by writing or telephoning us at the following address:

Diane J. Ryan
Vice President, Finance
Implant Sciences Corporation
107 Audubon Road #5
Wakefield, MA 01880
(781) 246-0700

DISCLOSURE OF SEC POSITION
ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our amended and restated Articles of Organization and By-Laws provide that we may indemnify our directors and officers, to the fullest extent permitted under Massachusetts law, including in circumstances in which indemnification is otherwise discretionary under Massachusetts law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

LEGAL MATTERS

Ellenoff Grossman & Schole LLP of 370 Lexington Avenue, New York, New York 10017 will issue an opinion, for us, about the legality and validity of the shares.  Ellenoff Grossman & Schole LLP owns a warrant to purchase 10,000 shares of our common stock.

EXPERTS

The financial statements of our Company, as of and for the year ended June 30, 2004, incorporated by reference in this registration statement on Form S-3, have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Core Systems Inc, as of November 30, 2003 and September 30, 2004, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the twelve and ten month periods ended November 30, 2003 and September 30, 2004 incorporated in this Registration Statement on Form S-3 by reference were audited by Nation Smith Hermes Diamond APC, an independent registered public accounting firm, as stated in their report dated December 23, 2004 incorporated by reference from Implant Sciences’ Form 8-K/A filed with the Securities and Exchange Commission on December 29, 2004. Such financial statements have been incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Accurel Systems International Corporation, incorporated in this Registration Statement on Form S-3 by reference to Implant Sciences’ Form 8-K/A filed on April 13, 2005 have been so incorporated in reliance on the report of Ireland San Filippo, LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.